Exhibit 99.1

Computer Programs and Systems, Inc. Announces Third Quarter 2013 Results

Company Announces Regular Quarterly Dividend of $0.51 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--October 31, 2013--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $46.8 million;
  12-month backlog of $163.4 million;
  Earnings per diluted share of $0.66;
  Cash provided by operations of $7.5 million; and
  Quarterly dividend of $0.51 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2013.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.51 (fifty-one cents) per share, payable on November 22, 2013, to stockholders of record as of the close of business on November 8, 2013.

Total revenues for the third quarter ended September 30, 2013, increased 4% to $46.8 million, compared with total revenues of $45.2 million for the prior-year third quarter. Net income for the quarter ended September 30, 2013, increased 5% to $7.3 million, or $0.66 per diluted share, compared with $6.9 million, or $0.63 per diluted share, for the quarter ended September 30, 2012. Cash provided by operations for the third quarter of 2013 was $7.5 million, compared with $6.4 million for the prior-year third quarter. Cash collections for the third quarter ended September 30, 2013, were $44.2 million, compared with cash collections of $42.7 million for the prior-year third quarter.

Total revenues for the nine months ended September 30, 2013, increased 10% to $149.6 million, compared with total revenues of $135.4 million for the prior-year period. Net income for the nine months ended September 30, 2013, increased 9% to $22.7 million, or $2.05 per diluted share, compared with $20.8 million, or $1.88 per diluted share, for the nine months ended September 30, 2012. Cash provided by operations for the first nine months of 2013 was $14.3 million, compared with $18.0 million for the prior-year period. Cash collections for the first nine months of 2013 were $133.3 million, compared with cash collections of $130.8 million for the prior-year period.

During 2012, the Company installed systems under contracts for which a portion of the consideration was to be received and revenue recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation. Although the related system installations were substantially completed during 2012, the total remaining accumulated unrecognized revenue related to such contracts as of September 30, 2013, was approximately $3.7 million.

For the first nine months of 2013, current financing receivables increased $24.3 million as a result of extended payment terms for new system installations during that period. Under the extended payment terms, payment consideration is deferred until the earlier of the customer successfully achieving Meaningful Use designation or over a 12-month period beginning two years from the date of installation. Based on its experience with similar installations, the Company anticipates the average payment term of these receivables will be nine months from the date of installation. Revenue for these installations is recognized when the installation is complete.

CPSI’s 12-month backlog as of September 30, 2013, was $163.4 million, consisting of $48.1 million in non-recurring system purchases and $115.3 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog amounts exclude amounts to be recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation.

A listen-only simulcast and replay of CPSI’s third quarter 2013 conference call will be available on-line at the Company’s website, www.cpsi.com, on November 1, 2013, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of electronic health records systems for more than 650 community, rural and critical access hospitals and their 12,000 providers. Founded in 1979, the Company is dedicated to meeting the ever-changing needs of health IT, while optimizing the quality of care for communities in 45 states and the District of Columbia. CPSI provides a complete information and patient care system from business office to bedside combined with comprehensive implementation, training and ongoing support from our staff of more than 1,400 healthcare and business professionals. CPSI’s wholly owned subsidiary, TruBridge, focuses exclusively on providing business office, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. To join the conversation with CPSI, connect with us on Facebook, Twitter (@cpsiehr) and on the CPSI blog. For more information, visit www.cpsi.com or www.trubridge.net.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales revenues:
System sales	$16,185	$17,561	$59,284	$52,464
Support and maintenance (1)	17,997	16,782	53,412	50,327
Business management, consulting and managed IT services (1)	12,598	10,831	36,894	32,603
Total sales revenues	46,780	45,174	149,590	135,394

Cost of sales:
System sales	11,242	11,528	37,576	36,106
Support and maintenance (1)	7,134	7,110	21,547	20,637
Business management, consulting and managed IT services (1)	7,750	6,521	22,217	19,230
Total cost of sales	26,126	25,159	81,340	75,973
Gross profit	20,654	20,015	68,250	59,421

Operating expenses:
Sales and marketing	3,286	3,379	10,997	10,661
General and administrative	6,342	6,645	22,970	19,845
Total operating expenses	9,628	10,024	33,967	30,506

Operating income	11,026	9,991	34,283	28,915
Other income:	113	262	387	611
Income before taxes	11,139	10,253	34,670	29,526
Provision for income taxes	3,870	3,328	11,971	8,691
Net income	$7,269	$6,925	$22,699	$20,835

Basic earnings per share	$0.66	$0.63	$2.05	$1.88
Diluted earnings per share	$0.66	$0.63	$2.05	$1.88

Weighted average shares outstanding:
Basic	11,085	11,065	11,081	11,064
Diluted	11,085	11,065	11,081	11,064

(1) Prior year amounts have been reclassified to reflect the current presentation.

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (in thousands)

	Sept. 30, 2013	Dec. 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,914	$8,912
Investments	10,699	10,675
Accounts receivable, net of allowance for doubtful accounts of $1,192 and $1,124, respectively	21,609	19,705
Financing receivables, current portion, net	28,932	4,618
Inventories	1,234	1,682
Deferred tax assets	2,500	2,464
Prepaid income taxes (1)	–	1,064
Prepaid expenses and other	1,004	1,081
Total current assets	68,892	50,201

Financing receivables, net of current portion	769	7,863
Property and equipment	28,560	26,528
Accumulated depreciation	(8,776)	(7,498)
Total assets	$89,445	$77,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,932	$2,980
Deferred revenue	10,695	7,453
Accrued vacation	3,881	3,506
Income taxes payable	537	–
Other accrued liabilities (1)	5,339	3,777
Total current liabilities	23,384	17,716

Deferred tax liabilities	2,074	2,176

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,159 and 11,078 shares issued and outstanding,	11	11
Additional paid-in capital	33,898	32,848
Accumulated other comprehensive income	15	28
Retained earnings	30,063	24,315
Total stockholders’ equity	63,987	57,202
Total liabilities and stockholders’ equity	$89,445	$77,094

(1) Prior year amounts have been reclassified to reflect the current presentation.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash Flow Information
Net cash provided by operating activities	$7,546	$6,413	$14,322	$17,955
Net cash used in investing activities	(578)	(726)	(3,360)	(3,470)
Net cash used in financing activities	(5,637)	(5,076)	(16,961)	(15,318)

Free Cash Flow
Net cash provided by operating activities	$7,546	$6,413	$14,322	$17,955
Less: Purchases of capital assets	(568)	(652)	(3,316)	(2,324)
Free cash flow	$6,978	$5,761	$11,006	$15,631

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer